SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                              HYPERCOM CORPORATION
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                    44913M105
                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 5 Pages)
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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44913M105                13G/A            Page 2 of 5 Pages

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     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            JANA PARTNERS LLC

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     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
            (a) [ ]
            (b)  [ ]
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     (3)    SEC USE ONLY
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     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
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NUMBER OF      (5)  SOLE VOTING POWER
                            100,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                            100,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            0
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     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                            100,000
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     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
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     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                            0.19%
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     (12)   TYPE OF REPORTING PERSON **
                            CO
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                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44913M105                13G/A            Page 3 of 5 Pages
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Item 1(a).     Name of Issuer: Hypercom Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2851 West Kathleen Road
               Phoenix, AZ 85053

Item 2(a).     Name of Person Filing:  JANA Partners LLC

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               201 Post Street, Suite 1000, San Francisco, CA 94108

Item 2(c).     Citizenship:

               This Statement is filed by JANA Partners LLC, a Delaware limited liability company. JANA Partners LLC is a private money management firm which holds the Common Stock of the Issuer in various accounts under its management and control. The principals of JANA Partners LLC, Barry Rosenstein and Gary Claar, are U.S. citizens.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number: 44913M105


Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a: Not applicable

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

CUSIP No. 44913M105                13G/A            Page 4 of 5 Pages

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          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.        Ownership.

          (a) Amount beneficially owned: 100,000
          (b) Percent of class: 0.19%
          (c) Number of shares as to which JANA Partners LLC has:
              (i)   Sole power to vote or direct the vote: 100,000
              (ii)  Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 100,000
              (iv) Shared power to dispose or direct the disposition: 0


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            Not applicable

Item 8.     Identification and Classification of Members of the Group.
            Not applicable

Item 9.     Notice of Dissolution of Group.
            Not applicable

CUSIP No. 44913M105                 13G/A            Page 5 of 5 Pages

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Item 10.  Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  January 31, 2005


                                  JANA PARTNERS LLC
                                  -------------------------------------
                                  /s/ Barry Rosenstein
                                  Barry Rosenstein
                                  Managing Director


                                  /s/ Gary Claar
                                  Gary Claar
                                  Managing Director